Exhibit 99.1

Daktronics Comments on Presentation and Public Statements from Alta Fox

Highlights Alta Fox’s Self-Serving Campaign to Pressure the Daktronics Board into Taking Actions that Would Favor Alta Fox as a Creditor

BROOKINGS, S.D., Dec. 11, 2024 (GLOBE NEWSWIRE) -- Daktronics, Inc. (“Daktronics” or the “Company”) (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today issued the following statement regarding the recent press release and public comments from Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox”):

In May 2023, after a competitive process with several potential financing providers, we sold $25 million of convertible debt to Alta Fox. At that time, Alta Fox stated on social media that Daktronics’ stock “could triple” to approximately $16.23 per share.1

Since then, we have engaged extensively and in good faith with Alta Fox, including recently regarding Alta Fox’s desire to accelerate the Company’s repayment of this twenty-month-old convertible debt. In its most recent proposal, Alta Fox demanded that the Company retire the convertible debt at a price more than three times its face value and nearly 50% above its fair value.2 On behalf of our shareholders and following consultation with its investment bankers, the Board rejected Alta Fox’s proposal as too costly to common shareholders, and it stands by that decision.

Alta Fox then tried to intimidate the Board by threatening to initiate specious litigation on three separate matters, call a special meeting of shareholders, and nominate candidates to replace directors at the Company’s 2025 annual meeting of shareholders if the Board did not accept Alta Fox’s buyout terms on the convertible note.

Recognizing that those threats would not convince the Board to repurchase Alta Fox’s debt at an unreasonable price, Alta Fox has now issued a press release and presentation rife with innuendo and misleading statements. Alta Fox’s public communications yesterday are also concerning because they fail to disclose that Alta
1 Alta Fox May 12, 2023, post on X
2 The convertible note is carried on Daktronics’ balance sheet at a fair value of $52.8 million as of October 26, 2024. See Daktronics Form 10-Q for period ended October 26, 2024, for additional details.

Fox has been seeking to secure an economic windfall for itself as a creditor of Daktronics at the expense of our common shareholders.

The Board recognizes and embraces its role as fiduciaries and will not be pressured into a transaction that is not in the best interests of the Company and its shareholders. The Company has made a counterproposal to Alta Fox that reflects the market value for Alta Fox’s convertible note and remains willing to assist Alta Fox in gaining the liquidity it desires at a price that is fair to both Alta Fox and our shareholders. At the same time, the Company will remain focused on its business transformation plan.

Notably, after significant transformation efforts and record financial performance in Fiscal Year 2024, Daktronics’ stock closed yesterday at a price of $19.24 per share, well above the price target Alta Fox itself set for the stock in May 2023.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Alliance Advisors IR
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@lhai.com